Exhibit 10.21

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made as of the 2nd day of October, 2006, by and between Answerbag, Inc., a California corporation ("Seller"), InfoSearch Media, Inc., a Delaware corporation and the sole shareholder of Seller ("Parent"), Demand Answers, Inc., a Delaware corporation ("Buyer"), and Demand Media, Inc., a Delaware corporation and the sole stockholder of Buyer ("DMI").

RECITALS

Seller desires and intends to sell substantially all of its operating assets and other rights relating to its user-generated question and answer content website and other business operations, and Buyer desires and intends to purchase the same, at the price and on the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereby agree as follows:

1. Definitions

As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

"Affiliate" of any Person (the "Subject") means any other Person which, directly or indirectly, controls or is controlled by or is under common control with the Subject and, without limiting the generality of the foregoing, includes, in any event, (a) any Person which beneficially owns or holds 25% or more of any class of voting securities of the Subject or 25% or more of the legal or beneficial interest in the Subject and (b) any Person of which the Subject beneficially owns or holds 25% or more of any class of voting securities or 25% or more of the legal or beneficial interest. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

"Aggregate Purchase Price" has the meaning assigned in Section 3.1.

"Agreement" means this Agreement and all Schedules and Exhibits hereto.

"Assets" has the meaning assigned in Section 2.1.

"Assignment and Assumption of Contract Agreement Rights" has the meaning assigned in Section 2.65.

“Assumption Agreement” has the meaning assigned in Section 2.5.

"Bill of Sale" has the meaning assigned in Section 2.5.

"Business" means the business, operations and activities of Seller relating to the operations of Answerbag.com, the Seller’s user-generated question and answer content website. Without limiting the foregoing, "Business" shall include the operation of the Assets.

"Cap" has the meaning assigned in Section 13.4.

"Claim" means any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

"Closing" means the consummation of the purchase and sale of the Assets and other transactions contemplated under this Agreement and the other Transaction Documents.

"Closing Cash Amount" has the meaning assigned in Section 3.1.

"Closing Date" means the date upon which the Closing becomes effective.

"Code" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

“Confidential Information” shall mean any and all trade secrets, confidential business or technical information, and proprietary information and materials, whether or not stored in any medium, relating to Seller or the Business, including, but not limited to, business information, technology, technical documentation, product or service specifications or strategies, marketing plans, research and development, designs, formulae, computer programs, pricing information, financial information, information relating to existing, previous and potential suppliers, customers, contracts and other know-how.

"Contract" means any contract, agreement, lease, license, grant of immunity from suit in regard to intellectual property rights, commitment, arrangement, purchase or sale order, or undertaking, whether written or oral.

"Disclosure Memorandum" means that certain Disclosure Memorandum dated as of the date hereof and delivered by Seller to Buyer on the date hereof in connection with this Agreement.

"DMI" has the meaning assigned in the recitals.

"Employee Benefit Plans" means all employee pension benefit plans, as defined in Section 3(2) of ERISA, employee welfare benefit plans, as defined in Section (3)(1) of ERISA, and any deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, severance, insurance, retirement, excess benefit, fringe benefit or other plan, trust or arrangement, whether or not covered by ERISA, whether written or oral, for the benefit of the Business employees.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Encumbrance" means any security interest, mortgage, lien, charge, option, easement, license, adverse claim or restriction of any kind, including, but not limited to, any restriction on the use, transfer, voting, receipt of income or other exercise of any attributes of ownership.

"Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Body).

"Escrow," "Escrow Agent," "Escrow Agreement," and "Escrow Amount" have the respective meanings assigned in Section 3.3.

"Excluded Assets" has the meaning assigned in Section 2.2.

"Excluded Liabilities" has the meaning assigned in Section 2.4.

"Financial Statements" has the meaning assigned in Section 5.6.

"GAAP" means United States generally accepted accounting principles, as in effect as of the relevant date.

"Governmental Body" means any federal, state or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

"indemnified party" and "indemnifying party" have the respective meanings assigned in Section 13.5.

"Intellectual Property" has the meaning assigned in Section 2.1.2.

"Judgment" means any judgment, order, award, writ, injunction or decree of any Governmental Body or arbitrator.

"knowledge" means, with respect to a specified Person, the actual knowledge of such Person including such additional knowledge as would be acquired by a Person conducting a reasonable, diligent inquiry concerning the subject matter at issue; and as to each of Seller and Parent shall also include the actual knowledge of Seller's and Parent's respective executive officers and directors including such additional knowledge as would be acquired by such a Person conducting a reasonable, diligent inquiry concerning the subject matter at issue.

"Loss" means any loss, damage, Judgment, debt, liability, obligation, fine, penalty, cost or expense (including, but not limited to, any legal and accounting fee or expense), whether or not relating to personal injury, property damage, public or worker health, welfare or safety or the environment and whether or not relating to violations of or liability under environmental and safety laws.

"material adverse effect" with respect to a party or other Person means an event, violation, change, failure, inaccuracy, circumstance or other matter has had, or would reasonably be expected to have, a material adverse effect on (a) the business, operations or financial condition of such Person or (b) in the case of a party to this Agreement, the ability of such party to timely consummate the transactions contemplated by this Agreement or perform any of its obligations under the Agreement.

"Misrepresentation Claims" has the meaning assigned in Section 13.4.

"Outstanding Shares" has the meaning assigned in Section 5.4(a).

"Owned Personal Property" has the meaning assigned in Section 5.8.

"Parent" has the meaning assigned in the recitals.

"Permit" means any permit, license, approval, certification, endorsement or qualification of any Governmental Body or any other Person (including, but not limited to, any customer).

"Person" means any individual or Entity.

"Relevant Personnel" has the meaning assigned in Section 5.12.

"Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, gross receipts, personal property, real property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes imposed by the United States or any agency or instrumentality thereof, any state, county, local or foreign government, or any agency or instrumentality thereof, and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or other assessments.

"Third-Party Claim" has the meaning assigned in Section 13.5.

"Transaction Documents" means this Agreement, the Warrants as set forth in Section 9.9 and 10.5, Bill of Sale, Escrow Agreement, Assignment of Contracts, Assignment of Intellectual Property Rights and Assumption Agreement.

"transfer" has the meaning assigned in Section 2.1.

2.  Purchase and Sale of Assets

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver (collectively, "transfer"), or cause to be transferred, to Buyer or one of its designees, free and clear of all Encumbrances, and Buyer shall purchase and acquire, all of Seller's right, title and interest in and to all of the assets and rights (collectively, the "Assets") primarily or exclusively used in the Business, whether tangible or intangible, real, personal or mixed, wherever located and whether or not reflected on the books and records of Seller, subject to the more specific descriptions of the Assets set forth below (and excluding, in each category of this Section 2.1 below, the Excluded Assets):

2.1.1 Equipment. The five computer servers and related peripheral equipment owned by Seller and employed in Seller's operation of the Business as of the close of business on the Closing Date as described in Schedule 2.1.1 to the Disclosure Memorandum (the “Sold Equipment”), and all rights to the warranties received from the manufacturers and distributors of all such equipment and any related claims, credits, rights of recovery and setoffs with respect to such equipment.

2.1.2 Intellectual Property. All information (whether or not protectable by patent, copyright or trade secret rights) and intellectual property rights possessed or owned by Seller and employed primarily or exclusively in Seller's operation of the Business as of the close of business on the Closing Date, and all right, title and interest of Seller in, to and under licenses, sublicenses or like agreements providing Seller any right or concession to use any information or intellectual property, and, in each case, employed primarily or exclusively in Seller's operation of the Business as of the close of business on the Closing Date, including all domain names, URLs, trade names, trademarks (including common-law trademarks), service marks, art work, packaging, plates, emblems, logos, insignia and copyrights, and their registrations and applications, and all goodwill associated therewith, all domestic and foreign patents and patent applications, all technology, know-how, show-how, trade secrets, manufacturing processes, formulae, drawings, designs, systems, forms, technical manuals, data, computer programs, product information and development work-in-progress and all documentary evidence of any of the foregoing, including, without limitation, the trademarks, patents, patent applications, other assets and related agreements described in Schedule 2.1.2 to the Disclosure Memorandum (collectively, the "Intellectual Property").

2.1.3 Contract Rights and Other Intangible Assets. All of Seller's right, title and interest in, to and under all contracts and agreements, purchase orders, sales orders, sale and distribution agreements, supply and processing agreements and other instruments and agreements relating exclusively or primarily to Seller's operation of the Business as of the close of business on the Closing Date, and all goodwill associated with the Business, including, without limitation, Seller's right, title and interest in, to and under the contracts, agreements and other intangible assets described in Schedule 5.10 to the Disclosure Memorandum.

2.1.4 Books and Records. All of Seller's books and records (including all discs, tapes and other media-storage data and information) relating primarily or exclusively to Seller's operation of the Business as of the close of business on the Closing Date.

2.1.5 Other Records, Manuals and Documents. All of Seller's mailing lists, customer lists, supplier lists, vendor data, marketing information and procedures, sales and customer files, advertising and promotional materials, current product material, equipment maintenance records, warranty information, standard forms of documents, manuals of operations or business procedures and other similar procedures, and all other information of Seller relating primarily or exclusively to Seller's operation of the Business as of the close of business on the Closing Date.

2.1.6 Insurance Proceeds. All insurance proceeds paid or payable to Seller in respect of any damage to or destruction or loss of any assets or rights of Seller reflected on the Schedules referred to in this Section 2.1.

2.2 Excluded Assets. Seller and Buyer expressly understand and agree that Seller is not transferring to Buyer pursuant to this Agreement any of the following assets or rights of Seller (the "Excluded Assets"), and that such Excluded Assets do not constitute Assets under Section 2.1 of this Agreement:

2.2.1 Excluded Contracts. Seller's Contracts listed on Schedule 2.2.1 to the Disclosure Memorandum.

2.2.2 Excluded Equipment. All machinery, equipment, furniture, computer hardware, fixtures, motor vehicles and other tangible person property owned by Seller and employed in Seller’s operation of the Business as of the close of business on the Closing Date that is not listed on Schedule 2.1.1.

2.2.3 Other Excluded Assets. All other assets of Seller listed on Schedule 2.2.3 to the Disclosure Memorandum.

2.3 Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume only the liabilities of Seller set forth on Schedule 2.3 (the "Assumed Liabilities").

2.4 Excluded Liabilities. Buyer shall not assume any obligations or liabilities other than the Assumed Liabilities, and all obligations and liabilities other than the Assumed Liabilities shall remain obligations and liabilities of Seller (all obligations or liabilities not assumed by Buyer herein are called the "Excluded Liabilities"), including but not limited to (a) those liabilities arising primarily or exclusively out of the conduct of the Business prior to and including the Closing Date, (b) all accounts payable of Seller incurred in the ordinary course of the Business, (c) any accrued liabilities of Seller on Seller's books incurred in the ordinary course of the Business), and (d) all liabilities related to the Excluded Assets.

2.5 Instruments of Sale and Transfer. On or prior to the Closing Date, Seller shall deliver to Buyer and Buyer shall deliver to Seller, as the case may be, such instruments of sale and assignment as shall, in the reasonable judgment of Buyer and Seller, be effective to vest in Buyer on the Closing Date all of Seller's right, title and interest in and to the Assets and to evidence the assumption of the Assumed Liabilities by Buyer, including, without limitation, a Bill of Sale and Assignment substantially in the form of Exhibit 2.5(a) (the "Bill of Sale"), an Assignment of Contract Rights substantially in the form of Exhibit 2.5(b) (the "Contract Assignment Agreement") and an Assumption of Certain Liabilities substantially in the form of Exhibit 2.5(c) (the “Assumption Agreement”).

3.  Purchase Price

3.1 Purchase Price. The aggregate purchase price to be paid at Closing for the Assets shall be the sum of Three Million Dollars ($3,000,000) (the "Aggregate Purchase Price") minus the Escrow Amount (such amount after such deduction, the "Closing Cash Amount").

3.2 Allocation of Purchase Price. The parties agree to utilize the fair market values of the Assets as determined by Buyer for the purpose of allocating the Purchase Price paid hereunder for the Assets for federal, state, local and other Tax purposes, which allocation shall be in accordance with Section 1060 of the Code. Buyer shall pay any sales and use taxes arising out of the transfer of the Assets. Each party agrees to report the federal, state, local and other Tax consequences of the transactions contemplated by this Agreement and the Transaction Documents in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, or in any litigation, investigation or otherwise. Each party shall cooperate with the other party in the filing of Form 8594 with the U.S. Internal Revenue Service.

3.3 Escrow. The parties agree that at Closing an aggregate of Three Hundred Thousand Dollars ($300,000) of the Aggregate Purchase Price (the "Escrow Amount") shall be deposited in escrow (the "Escrow") with Wells Fargo Bank, National Association (the "Escrow Agent") to be held and administered for a period of 12 months in accordance with the Escrow Agreement attached hereto as Exhibit 3.3 (the "Escrow Agreement"). The fees of the Escrow Agent in connection with the Escrow Agreement shall be paid by Buyer.

4.  Closing

4.1 Closing Date. Subject to the terms and conditions of this Agreement, the Closing shall take place at the offices of Seller, at 9:00 a.m. on October [__], 2006, or at such other location or time as the parties may agree and shall be effective as of 11:59 p.m. of the Closing Date.

4.2 Closing Payments. At the Closing, Buyer shall pay (a) to the Escrow Agent an amount equal to the Escrow Amount by wire transfer of immediately available funds to be held and administered pursuant to the Escrow Agreement, and (b) to Seller an amount equal to the Closing Cash Amount by wire transfer of immediately available funds.

5.  Representations and Warranties Regarding Seller

To induce Buyer and DMI to enter into and perform this Agreement, Seller and Parent jointly and severally represent and warrant to Buyer (which representations and warranties shall survive the Closing as provided in Section 13) all as follows in this Section 5:

5.1 Organization, Good Standing, etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Seller has all requisite corporate power and authority to own, operate and lease the Assets and to carry on the Business's business as now being conducted.

5.2 Corporate Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

5.3 No Conflict. The execution, delivery and performance of this Agreement or the Transaction Documents by Seller and the consummation of the transactions contemplated hereby or thereby will not (a) violate, conflict with, or result in any breach of, any provision of Seller's certificate of incorporation or by-laws (or equivalent documents); or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Seller is a party or by which it is bound or which relates to the Assets or the Business; or (c) result in the creation of any Encumbrance on any of the Assets; or (d) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body; or (e)  give any party with rights under any Contract, Judgment or other restriction to which Seller is a party or by which it is bound or which relates to the Assets or the Business, the right to terminate, modify or accelerate any rights, obligations or performance under such Contract, Judgment or restriction; or (g) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract of or Judgment applicable to Seller or Parent containing any noncompetition, nonsolicitation, no-shop, standstill or similar provisions.

5.4 Capitalization. Parent owns all of the outstanding shares of the issued and outstanding capital stock of Seller ("Outstanding Shares"), and all of such shares are held by Parent. All of the Outstanding Shares have been duly authorized and validly issued. There is no contract or agreement relating to the voting of any of the Outstanding Shares.

5.5 Consents and Approvals. Except as set forth in Schedule 5.5 to the Disclosure Memorandum ("Consents and Approvals"), (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and for the consummation by Seller of the transactions contemplated hereby and thereby and (b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby.

5.6 Financial Statements. (a) Seller has delivered to Buyer the financial statements relating to the Business which are set forth in Schedule 5.6(a). The Financial Statements were derived from the books and records with respect to the Business and Seller has used it best judgment in setting forth the results of operations of the Business for the respective years or periods then ended.

(b) Giving effect to the transactions contemplated by this Agreement and the other Transaction Documents shall not cause (1) Seller to be unable to pay its debts as they become due in the usual course of business, or (2) Seller's total assets to be less than the sum of Seller's total liabilities.

5.7 Taxes. Seller was duly formed effective January 1, 2006. Since January 1, 2006, all Tax obligations of Seller with respect to its operation of the Business that are due have been timely paid and Seller has and will have no liability for any Tax obligations with respect to its operation of the Business and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise with respect to any periods prior to the Closing Date except, in each case, any Tax obligations that, if not timely paid by Seller, could not result in (a) an Encumbrance on any of the Assets or (b) the commencement of a Claim against Buyer.

5.8 Property. (a) Seller does not own or lease any real property. Seller does not lease or rent any personal property.

(b) Except for (1) assessments for Taxes not yet due and payable and (2) mechanics', materialmen's, carriers' and other similar liens securing indebtedness that is in the aggregate less than $10,000, is not yet due and payable, and was incurred in the ordinary course of business, the Sold Equipment is free and clear of all liens, mortgages, pledges, deeds of trust, security interest, conditional sales agreements, charges, encumbrances and other adverse claims or interests of any kind, and Seller has good and marketable title thereto.

5.9 Equipment. The Sold Equipment included in the Assets does not have any structural defects, is in good operating condition and repair and is adequate for the conduct of the Business.

5.10 Contracts. (a) Schedule 5.10 to the Disclosure Memorandum contains a complete and accurate list of all Material Contracts, oral or written, to which Seller is a party and that relate to the operation of the Business (other than those set forth in Schedule 2.2.1 that constitute Excluded Assets), including the names of the parties thereto, the date of each such Material Contract and each amendment thereto. Schedule 5.10 also contains a description of any provision in any Contract listed therein that restricts or otherwise qualifies Seller's ability to conduct the Business, including but not limited to noncompetition provisions, guaranteed performance or payments, geographic restrictions, market segment restrictions, product or service volume limitations and similar restrictions. For purposes of this Agreement, the term "Material Contract" means any of the following:

(1) any Contract for the purchase, lease, rental or sale of supplies, machinery, equipment, services or other tangible or intangible property, in each case involving the payment or receipt by Seller of Ten Thousand Dollars ($10,000) or more in the case of any single Contract, or providing for performance, regardless of dollar amount, over a period of one year or more;

(2) any Contract to which Seller is a party that is not terminable without penalty on notice of 60 days or less;

(3) any Contract providing for the services of consultants or independent contractors, including, but not limited to, any Contract relating to research, development, advertising or promotion in connection with the Business;

(4) any Contract relating to patents, trade names, trademarks, service marks, copyrights, or applications for any of the foregoing, or inventions, formulas, processes, technology, know-how, trade secrets, technical information or other intellectual property rights in connection with the Business, including, but not limited to, the Intellectual Property;

(5) any Contract relating to real property or any interest therein in connection with the Business;

(6) any Contract with Parent or any director or officer of Seller or Parent, or any Affiliate of such Persons, including any Contract providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such Person;

(7) any Contract containing any covenant (A) limiting the right of Seller to engage in any line of business, make use of any Intellectual Property or compete with any person in any line of business, (B) granting any exclusive distribution or supply rights or (C) otherwise having an adverse effect on the right of Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or subassemblies;

(8) any Contract between Seller and any current or former employee, consultant or director of Seller or Parent pursuant to which benefits would vest or amounts would become payable or the terms of which would otherwise be altered by virtue of the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Seller is a party (whether alone or upon the occurrence of any additional or subsequent event or events);

(9) any Contract that requires a consent to a sale of assets, change of control, merger or an assignment by operation of law, either before or after the Closing; and

(10) any other Contract, or group of Contracts, the termination or breach of which would have, or would be reasonably expected to have, a material adverse effect on Seller.

(b) With respect to the contracts listed on Schedule 5.10, all such Contracts are valid and in full force and effect, Seller has performed all material obligations imposed on it thereunder, and there are not, under any of such Contracts, any defaults or events of default on the part of Seller or, to the knowledge of each of Seller and Parent, any other party thereto, and no circumstance exists that, with notice, the passage of time, or both, could constitute a default under any Material Contract by Seller, or to the knowledge of each of Seller and Parent, any other party thereto.

(c) With respect to the Contracts listed on Schedule 5.10, neither Seller nor Parent has received notice, and neither George Lichter nor Frank Kneuttel otherwise has actual knowledge, that any party to any such Contract intends to modify, cancel, terminate or refuse to renew such Contract or to exercise or decline to exercise any option or right thereunder.

(d) Except as set forth in Schedule 5.5 to the Disclosure Memorandum, no consent, approval or authorization of any third party is required for the assignment to Buyer of any Contract contained in the Assets and all such Contracts will continue to be binding on the other parties thereto following the Closing and their assignment to Buyer.

5.11 Claims and Legal Proceedings. Except as specifically set forth in Schedule 5.11 to the Disclosure Memorandum, there are no Claims pending or, to the knowledge of each of Seller and Parent, threatened against Seller or Parent with respect to the operation of the Business, before or by any court or other Governmental Body or nongovernmental department, commission, board, bureau, agency, instrumentality arbitrator, arbitration panel or any other Person. To the knowledge of each of Seller and Parent, there is no valid basis for any Claim, other than as specifically set forth in Schedule 5.11 to the Disclosure Memorandum, adverse to the Business by or before any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Seller with respect to the operation of the Business is a party, that involve the transactions contemplated herein or that could reasonably be expected to, alone or in the aggregate, have a material adverse effect on Seller.

5.12 Labor Matters. There are no disputes, material employee grievances or material disciplinary actions pending or, to the knowledge of each of Seller and Parent, threatened between Seller or Parent and the Relevant Personnel (as defined below). For purposes herein, “Relevant Personnel” means Joel Downs, Jonathan Haddad, Adam Tourkow and Sunny Walia. Each of Seller and Parent, with respect to the respective Relevant Personnel retained by Seller or Parent, has complied in all material respects with all applicable provisions of all laws relating to the employment of labor and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such laws. Neither Seller nor Parent has any knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to any Relevant Personnel.

5.13 Patents, Trademarks and Intellectual Property. (a) Seller owns the right, title and interest in and to, and has the sole and exclusive right to use, free and clear of any payment obligation or other Encumbrance, or has obtained all of the necessary rights and licenses to use, all the patents, trade names, trademarks, service marks, copyrights and applications for any of the foregoing, whether registered or not, that are used in the Business, including but not limited to the use or sale of products or services of Seller by customers of Seller, or that are owned by Seller and relate to the products and services of Seller. Notwithstanding the foregoing, such ownership, licenses and rights are exclusive except with respect to standard, generally commercially available, “off-the-shelf” third party products that are not part of any previous, current or proposed product, service or Intellectual Property offering of the Seller. Schedule 2.1.2 to the Disclosure Memorandum is an accurate and complete list of all such patents, trade names, trademarks, service marks, copyrights, and applications for any of the foregoing, reflecting dates of filing or dates of issuance, if applicable. No patents, trade names, trademarks, service marks, copyrights or applications for any of the foregoing, other than those set forth in Schedule 2.1.2 to the Disclosure Memorandum, are or have been used in or are necessary in connection with the Business or such manufacture, use, sale or application of products or services of the Business, or are owned by Seller and relate to the products and services of the Business. All registrations listed in Schedule 2.1.2 to the Disclosure Memorandum are in good standing, valid, subsisting and in full force and effect in accordance with their terms. The technical information and data and other intellectual property rights to be transferred to Buyer hereunder include all of Seller's technical information and data and other intellectual property rights (including, but not limited to, those of the types referenced in Section 2.1.2) relating to the Business, the manufacture, use or sale of products or services by or for Seller, the use or application of products or services by customers of Seller, or otherwise relating to the Business.

(b) To the knowledge of each of Seller and Parent, none of the Intellectual Property or Seller's rights thereto are being infringed or otherwise violated by any Person.

(c) The use of the Intellectual Property by Seller, the manufacture, use and sale by or for Seller of the products and services of Seller, and the use or application of the products and services of Seller by customers in accordance with promotions or recommendations of Seller, do not infringe or otherwise violate any rights of any Person, and there is no pending or, to the knowledge of each of Seller and Parent, threatened Claim alleging any such infringement or violation. In addition, there is no pending or, to the knowledge of each of Seller and Parent, threatened Claim alleging any defect in or invalidity, misuse or unenforceability of, or challenging the ownership or use of or Seller's rights with respect to, any of the Intellectual Property, and there is no basis for any such Claim. Furthermore, there is no other Claim made by any Person pertaining to the Intellectual Property. None of the Intellectual Property is subject to any Judgment.

(d) The consummation of the transactions contemplated by this Agreement and the Transaction Documents will not alter or impair any of the Intellectual Property, and the Intellectual Property may be transferred to Buyer hereunder without the consent or approval of any other party or Governmental Body.

(e) To the knowledge of each of Seller and Parent, the Business does not involve the employment of any Person in a manner that violates any noncompetition or nondisclosure agreement that such Person entered into in connection with his or her employment or activities at any time prior to employment by Seller or Parent.

5.14 No Adverse Events. Neither Seller nor Parent has any knowledge of any facts or circumstances that hinder or adversely affect, or in the future would reasonably be expected to hinder or adversely affect, the Assets or the conduct, business, operations, properties, condition (financial or otherwise) of the Business. Furthermore, since August 31, 2006 there has not been any material adverse change in, or any event, condition or contingency or any damage, destruction or loss (whether or not covered by insurance) that would reasonably be expected to result in any material adverse change in, the Assets or the conduct, business, operations, properties, condition (financial or otherwise) of the Business. Neither Seller nor Parent makes any representation or warranty as to facts and circumstances as to economic or industry conditions having general effect.

5.15 Compliance With Law. Each of Seller and Parent is and has been in compliance with all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body and all Judgments applicable to the ownership or operation of the Assets or the conduct of the Business. Neither Seller nor Parent has received any notice of any alleged violation (whether past or present and whether remedied or not), nor is Seller nor Parent aware of any basis for any claim of any such violation, of any such law, statute, rule, ordinance, regulation or Judgment with respect to the Business.

5.16 Insurance. Seller has, with respect to the Business, maintained insurance protection against all liabilities, Claims and risks against which it is customary for corporations engaged in the same or a similar business similarly situated to insure.

5.17 Employee Plans. Seller maintains for the benefit of current or former employees of the Business only those Employee Benefit Plans listed on Schedule 5.17 to the Disclosure Memorandum. Seller is not now a contributing employer to any "multi-employer plan" as described in Section 4001(a)(3) of ERISA with respect to any employees of the Business. Seller has not been a contributing employer to any "multi-employer" plan with respect to employees of the Business in the past five years. Each and every pension plan (as defined in Section 3(1) of ERISA) maintained by Seller for the benefit of the employees of the Business has been issued a favorable determination letter with respect to its qualified status under Section 401(a) of the Code by the U.S. Internal Revenue Service, or an application for such a determination letter has been filed with the U.S. Internal Revenue Service within the requisite time period to allow Seller to make remedial amendments for such qualification purposes. With respect to employees of the Business, Seller is in compliance with the healthcare continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, and proposed regulations issued by the U.S. Internal Revenue Service.

5.18 Brokerage. Neither Seller nor Parent has retained any broker or finder in connection with the transactions contemplated by this Agreement.

5.19 Customers and Suppliers. To the knowledge of each of Seller and Parent, no customer or supplier of Seller relating to the Business is involved in, or affected by, any Claim, Judgment or circumstances that would reasonably be expected to materially and adversely affect the Assets or the conduct, business, operations, properties, condition (financial or otherwise) of the Business.

5.20 Assets Complete. The Assets to be transferred to Buyer pursuant to this Agreement and the Transaction Documents include, other than the Excluded Assets, all the assets and rights used by Seller, and are sufficient to permit Buyer to conduct the services of the Business, and operate the Assets, in the same manner as heretofore and currently conducted by Seller. The execution and delivery of the Transaction Documents by the parties and the payment by Buyer to Seller of the Purchase Price for the Assets set forth in Section 3.1 will result, subject to obtaining the consents and approvals set forth in Schedule 5.5 to the Disclosure Memorandum, in Buyer's immediate acquisition of good, valid and marketable title to the Assets, free and clear of any Encumbrance.

5.21 Full Disclosure. The information furnished by Seller or Parent to Buyer in connection with this Agreement (including, but not limited to the information in the Schedules to the Disclosure Memorandum) is not false or misleading in any material respect. In connection with such information and with this Agreement and the transactions contemplated hereby, Seller has not made any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made or information delivered, in the light of the circumstances under which they were made, not misleading.

6. Representations and Warranties Regarding Parent

To induce Buyer and DMI to enter into and perform this Agreement, Parent represents and warrants to Buyer and DMI (which representations and warranties shall survive the Closing as provided in Section 13) all as follows in this Section 6:

6.1 Organization, Good Standing, Power, etc. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite power and authority to own or lease and operate its assets and to carry on its business as it is now conducted.

6.2 Transaction Documents. Parent has the requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Parent of this Agreement and the Transaction Documents to which it is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all necessary action. This Agreement constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, and the Transaction Documents to which Parent is a party, when executed and delivered by Parent, will constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms.

6.3 No Conflict. Neither the execution and delivery by Parent of this Agreement or the Transaction Documents to which Parent is a party, the performance by Parent of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of Parent's charter documents, if applicable; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Parent is party or by which it is bound; or (c) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body.

6.4 Claims and Legal Proceedings. There are no Claims pending or, to the knowledge of Parent, threatened against Parent, before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, and there are no outstanding or unsatisfied Judgments or stipulations to which Parent is a party that involve the transactions contemplated herein or that could alone or in the aggregate reasonably be expected to have a material adverse effect on Parent.

6.5 Brokerage. Parent has not retained any broker or finder in connection with the transactions contemplated by this Agreement.

7. Representations and Warranties Regarding Buyer and DMI

To induce Seller and Parent to enter into this Agreement, Buyer and DMI jointly and severally represent and warrant to Seller and Parent (which representations and warranties shall survive the Closing as provided in Section 13) all as follows in this Section 7:

7.1 Organization, Good Standing, Power, etc. Each of Buyer and DMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and DMI has all requisite power and authority to own or lease and operate its assets and to carry on its business as it is now conducted.

7.2 Transaction Documents. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

(b) DMI has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by DMI of this Agreement and the Transaction Documents to which it is a party, the performance by DMI of its obligations hereunder and thereunder and the consummation by DMI of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of DMI, enforceable against DMI in accordance with its terms, and the Transaction Documents to which DMI is a party, when executed and delivered by DMI, will constitute valid and binding obligations of DMI, enforceable against DMI in accordance with their terms.

7.3 No Conflict. (a) Neither the execution and delivery by Buyer of this Agreement or the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of Buyer's certificate of incorporation or by-laws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which Buyer is party or by which it is bound; or (c) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body.

(b) Neither the execution and delivery by DMI of this Agreement or the Transaction Documents to which DMI is a party, the performance by DMI of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of DMI's certificate of incorporation or by-laws; or (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any Contract or Judgment to which DMI is party or by which it is bound; or (c) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body.

7.4 Claims and Legal Proceedings. There are no Claims pending or, to the knowledge of Buyer or DMI, threatened against Buyer or DMI, before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, and there are no outstanding or unsatisfied Judgments or stipulations to which Buyer or DMI is a party that involve the transactions contemplated herein or that could alone or in the aggregate reasonably be expected to have a material adverse effect on the Buyer or DMI.

7.5 Brokerage. Neither Buyer nor DMI has retained any broker or finder in connection with the transactions contemplated by this Agreement.

8.  Certain Covenants

8.1 Access/Confidentiality. (a) The Seller acknowledges that Seller has knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Business and constitutes valuable trade secrets of the Business, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill.  Seller acknowledges that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of Buyer and its Affiliates or their respective customers, advertisers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets.  Seller agrees that a substantial portion of the Consideration is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to Buyer and its Affiliates, and constitutes a substantial part of the value to Buyer and its Affiliates of the Business and the Assets.  Seller further acknowledges that Buyer and its Affiliates would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Buyer or any of its Affiliates.  Accordingly, except as required by any regulation or legal process, Seller covenants and agrees that it shall not, directly or indirectly, and shall use its best efforts to ensure that any agents, representatives, Affiliates and any other persons acting on Seller’s behalf (Seller and such agents, representatives, Affiliates and other persons with respect to Seller being collectively referred to as the “Restricted Persons”) do not, without the prior written consent of Buyer, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for a period of three years from the date of this Agreement, except that the Seller may use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item is:

i.	or becomes generally known on a non-confidential basis to persons in the industry, through no wrongful act of any Restricted Person, in which Seller is engaged and is part of the public domain;

ii.
or was within a Restricted Person’s possession prior to its being furnished to such Restricted Person by or on behalf of Seller or any other Restricted Person , provided that the source of such information was not known by such Restricted Person to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, Seller or any other Person with respect to such information; or

iii.
or becomes available to a Restricted Person on a non-confidential basis from a source other than Seller or any other Restricted Person, provided that the source of such information was not known by such Restricted Person to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, Seller or any other Person with respect to such information.

   (b) Prior to the Closing Date, Seller and Parent shall (1) give Buyer and DMI and their accounting, legal, business, intellectual property and other authorized representatives and advisors full access, during normal business hours, to all employees, directors, offices and other facilities and properties of Seller and Parent relating to the Assets and the Business, (2) furnish Buyer and DMI and their authorized representatives and advisors with all documents and information relating to the Assets and the Business as may be reasonably requested by Buyer or DMI and their authorized representatives and advisors, and (3) otherwise fully cooperate with Buyer and DMI and their authorized representatives and advisors in their investigation and examination of the Assets and the affairs of the Business. (c) Buyer agrees that unless and until Closing it will not, and will cause its authorized agents and representatives not to, use any Confidential Information obtained in connection with the transactions contemplated hereby for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party to this Agreement will keep confidential, and will cause its authorized agents and representatives to keep confidential, all such Confidential Information except as otherwise consented to by the other parties in writing; provided, however that Buyer shall not be precluded from making any disclosure which it deems required by law in connection with its acquisition of the Seller’s Assets and Business. In the event that Buyer is required to disclose any Confidential Information pursuant to the immediately preceding sentence, Buyer shall give prior notice (to the extent practical under the circumstances) of such disclosure to the to the Seller and Parent. Under any termination of this Agreement, both parties will collect and deliver to the other party, or destroy and confirm destruction, all documents obtained pursuant to or in connection with the diligence of this transaction by it or any of its authorized agents or representatives then in their possession and any copies thereof.

8.2 Assignment of Contracts. (a) Subject to the terms and conditions of this Agreement, as of the Closing Date, Seller shall assign to Buyer all of the right, title and interest of Seller in and under all Contracts that constitute any of the Assets, including but not limited to those listed in Schedule 5.10 to the Disclosure Memorandum, and Buyer shall assume the liabilities and obligations of Seller arising under such Contracts after the Closing Date; provided, however, that Buyer shall not succeed to or assume, and Seller shall be responsible for, any liability or obligation arising out of any or all of the following: (1) any breach by Seller of any such Contract or any failure by Seller to discharge or perform any liability or obligation that is required to be performed or discharged on or prior to the Closing Date under any such Contract; (2) any Claim based on failure to perform services, defective services, defective products, breach of product or service warranties or other claims relating to services provided or products manufactured, shipped or sold by Seller and arising on or prior to the Closing Date; (3) any Claim resulting from any act or omission of Seller on or prior to the Closing Date; and (4) any Claim relating to any Contract that is required under Section 5.10 to be listed in Schedule 5.10 to the Disclosure Memorandum but is not so listed; and (5) any of the Excluded Assets.

(b) If any Contract constituting any of the Assets, including but not limited to those listed in Schedule 5.10 to the Disclosure Memorandum, is not assignable by Seller to Buyer without the consent of a third party, or will not continue in effect after the Closing and such assignment without the consent of a third party, then each of Seller and Parent shall use commercially reasonable efforts to provide Buyer with such third-party consent prior to the Closing Date to the satisfaction of Buyer (but if Seller's assignment or attempted assignment of any such Contract prior to obtaining the third-party consent would constitute a breach of such Contract, then such assignment or attempted assignment shall not be or be deemed effective unless and until the third-party consent is obtained). Buyer shall render such cooperation as is reasonably required to assist Seller and Parent in obtaining such third-party consent.

8.3 Conduct of Business Prior to Closing. Except for actions taken with the prior written consent of Buyer, from the date of this Agreement until the Closing Date, Seller shall conduct the Business in the ordinary course consistent with Seller's past practice, and each of Seller and Parent shall use commercially reasonable efforts to (a) maintain the Assets and the Business intact; (b) to market, promote, sell and distribute the services and products of the Business consistently with Seller's past practice, and to preserve the goodwill of the Business and present relationships with the customers and suppliers of the Business and others with whom the Business has business relations; (c) to meet the contractual and other obligations of the Business including making payments and filings required to continue the Intellectual Property and continue to prosecute and maintain all pending applications therefor in all jurisdictions in which such applications are pending; (d) not take any action, or omit to take any action, that would result in any of Seller's or Parent's representations and warranties made herein being inaccurate at the time of such action or omission as if made at and as of such time; and (e) not solicit, approach or furnish information to any prospective buyer, or negotiate with any third party concerning the sale or transfer of the Assets, the Business or any part thereof, whether any of such actions are taken directly or indirectly, through a representative or otherwise.

8.4 Employee Matters. Except as provided below in this Section 8.4, Seller shall terminate the employment of all the Relevant Personnel effective as of the Closing Date. Prior to the Closing, Buyer shall provide to each of the Relevant Personnel an offer letter in substantially the form set forth in Exhibit 8.4A, 8.4B, 8.4C and 8.4D, and Seller shall provide a notice to each of the Relevant Personnel as of the Closing Date, advising such Relevant Personnel of the sale of the business, their termination as Seller's employees and Buyer's offer of employment.

8.5 Covenants to Satisfy Conditions. Each party shall proceed with all reasonable diligence and use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent to the other party's obligation to purchase or sell the Assets that are set forth in Section 9 or 10, as the case may be.

9.  Conditions Precedent to Obligations of Buyer

The obligation of Buyer to purchase the Assets at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer:

9.1 No Injunction or Litigation. As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

9.2 Representations, Warranties and Covenants. (a) The representations and warranties of Seller and Parent made in this Agreement, the Transaction Documents and any certificate furnished pursuant hereto or thereto shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) Each of the Seller and Parent shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

(c) Seller shall have delivered to Buyer a certificate dated the Closing Date certifying that the conditions specified in Sections 9.2(a) and 9.2(b) have been satisfied, signed by a duly authorized executive officer of Seller.

9.3 No Material Adverse Effect. From the date of this Agreement to the Closing Date, there shall not have been any material adverse effect with respect to Seller or Parent, and neither Seller nor Parent shall have any knowledge of any such effect which is threatened; and Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effects signed by a duly authorized executive officer of Seller.

9.4 Consents and Approvals. All consents, approvals or authorizations of, or declarations, filings or registrations with, all Governmental Bodies or other Persons required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained or made on terms satisfactory to Buyer, shall have been provided to Buyer and shall be in full force and effect. Without limiting the generality of the foregoing, all consents of any third parties required for the assignment to Buyer of any Contracts listed in Schedule 5.10 to the Disclosure Memorandum and the continuation in effect of such Contracts following the Closing and such assignment shall be in full force and effect.

9.5 Taxes. All Taxes and other assessments applicable to the Assets that are due and owing as of the Closing Date shall have been paid, except for Taxes and assessments to be apportioned between the parties as of the Closing pursuant to Section 12.3 or paid pursuant to Section 12.1.

9.6 Delivery of Documents. Seller shall deliver the following documents, agreements and supporting papers to Buyer at the Closing, and the delivery of each shall be a condition to Buyer's performance of its obligations to be performed at the Closing:

(a) an executed Bill of Sale;

(b) a counterpart of the Contract Assignment executed by Seller; and

(c) executed counterparts of one or more Assignments of Intellectual Property Rights in substantially the form of Exhibit 9.6(c) hereto covering the Intellectual Property described in Schedule 2.1.2 to the Disclosure Memorandum, in due form for recordation with the appropriate Governmental Body.

9.7 Employment Agreements. Buyer shall have delivered an offer letter (set forth in Exhibit 8.4A, 8.4B, 8.4C and 8.4D) and confidentiality agreement to each of Joel Downs, Jonathan Haddad, Adam Tourkow on terms satisfactory to Buyer, and Sunny Walia shall have accepted Buyer's offer of employment for a position beginning not later than October 23, 2006.

9.9 Warrant for Parent Stock. Parent shall have entered into and delivered to Buyer a warrant to purchase up to 5,000,000 shares of Parent's common stock substantially in the form of Exhibit 9.9 hereto.

9.10 Content Agreement. Parent shall have delivered to Buyer an executed Insertion Order 1A and Insertion Order 2 , collectively (the “Content Purchase Agreements”) providing for the Buyer's purchase of $80,000 and $1,800,000, respectively, of content from Parent upon the terms and conditions specified therein, substantially in the form of  Exhibit 9.10A and 9.10B, respectively, hereto.

9.11 Legal Opinion. Parent shall have delivered to Buyer and DMI the opinion of Parent's counsel, McGuireWoods LLP, dated the Closing Date, substantially in the form of
Exhibit 9.11 hereto, including but not limited to compliance with Delaware General Corporation Law Section 271.

9.12 Diligence. Buyer shall have completed its due diligence investigation of Seller, its Affiliates, the Assets and the Business and shall be satisfied in its sole discretion with the results thereof.

9.13 Satisfaction of Conditions. All agreements and other documents required to be delivered by Seller and Parent hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of DMI, Buyer and its counsel. Each of Buyer and DMI shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 9.

10.  Conditions Precedent to Obligations of Seller

The obligation of Seller to sell the Assets to Buyer at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Seller:

10.1 No Injunction or Litigation. As of the Closing Date, there shall not be any Claim or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions.

10.2 Representations, Warranties and Covenants. (a) The representations and warranties of Buyer and DMI made in this Agreement or in the Transaction Documents or any certificate furnished pursuant hereto or thereto shall be true, complete and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date;

(b) Each of Buyer and DMI shall have performed and complied with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

(c) Buyer shall have delivered to Seller a certificate dated the Closing Date to the foregoing effect signed by a duly authorized executive officer of Buyer.

10.3 Transfer Documents. Buyer shall have executed and delivered to Seller the Assumption Agreement relating to Contracts, substantially in the form of Exhibit 2.6(c) hereto.

10.4 Content Agreements. Buyer shall have delivered to Parent an executed Insertion Order 1A and Insertion Order 2 providing for the Buyer's purchase of $80,000 and $1,800,000, respectively, of content from Parent upon the terms and conditions specified therein, substantially in the form of Exhibit 9.10A and 9.10B, respectively, hereto.

10.5 Warrant for DMI Stock. DMI shall have entered into and delivered to Parent a warrant to purchase up to 125,000 shares of DMI's Series C Preferred stock substantially in the form of Exhibit 10.5 hereto.

10.6 Satisfaction of Conditions. All agreements and other documents required to be delivered by Buyer and DMI hereunder on or prior to the Closing Date shall be satisfactory in the reasonable judgment of Parent, Seller and its counsel. Each of Seller and Parent shall have received such other agreements, documents and information as it may reasonably request in order to establish satisfaction of the conditions set forth in this Section 10.

11. Certain Post-Closing Covenants

11.1 Further Assurances. After the Closing Date, Seller and Parent shall from time to time at Buyer's or DMI's request execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer or other documents, and perform such further acts and obtain such further consents, approvals and authorizations, as Buyer or DMI may reasonably require in order to fully effect the conveyance and transfer to Buyer of, or perfect Buyer's right, title and interest in, any of the Assets, to assist Buyer in obtaining possession of any of the Assets, or to otherwise comply with the provisions of this Agreement and consummate the transactions contemplated by this Agreement and the Transaction Documents.

11.2 Books and Records. On the Closing Date, Seller shall deliver to Buyer (a) all of the technical information and data and other intellectual property rights to be transferred hereunder (including all of the assets referenced in Section 2.1.2) which have been reduced to writing, (b) all of the original Contracts referenced in Section 2.1.3, (c) all of the books and records referenced in Section 2.1.4, and (d) all of Seller's information and materials referenced in Section 2.1.5.

11.3 Source Code. On the Closing Date, Seller shall deliver to Buyer, in electronic form to a computer(s) or server(s) designated by Buyer, by remote telecommunication, all Source Code, object code and executable code for all custom software included in the Assets, and separately all related documentation, including in each case, all masters and copies thereof.

11.4 Domain Names Transfers. On the Closing Date, Seller shall change (i) all WHOIS records for each of the domain names included in the Assets and set forth on Schedule 2.1.2 to reflect the WHOIS information requested by Buyer and (ii) the name servers of the Purchased Domain Names to those name servers specified by Buyer.

11.5 Orders. Seller and Parent shall promptly forward to Buyer all orders for products and services related to the Business, and other inquiries from customers or prospective customers in regard to the supply of products or services, that are received by Seller or Parent within two years after the Closing Date.

11.6 Post-Closing Cooperation. After the Closing Date, each party shall provide the other party with such reasonable assistance (without charge) as may be requested by the other party in connection with any Claim or audit of any kind or nature whatsoever or the preparation of any response, demand, inquiry, filing, disclosure or the like (including, but not limited to, any tax return or form) relating to the Assets or the Business. Such assistance shall include, but not be limited to, permitting the party requesting assistance to have reasonable access to the employees, books and records of the other party.

11.7 Election of a Director. Upon Closing, Parent will Offer DMI one (1) seat on the Parent’s Board of Directors. DMI has the right to select a member of its current management team to fill the seat.

11.8 Transition Period. The parties contemplate that it may be necessary to implement the relocation of certain equipment, obtain consents to assignment of contracts from third parties, deliver documents and various books and records, allow for the Relevant Personnel and other employees of Seller to complete certain assignments that are under their responsibility and otherwise accommodate the transition of the Assets and Business of Seller to Buyer without disrupting the business of Parent over a brief but reasonable time after Closing. Each of the parties covenants and agrees to cooperate with the other parties and use all commercially reasonable efforts to accommodate a smooth and orderly transition after Closing.

12.  Taxes and Costs; Apportionments

12.1 Transfer Taxes. Buyer shall be responsible for the payment of all transfer, sales and use and documentary taxes, filing and recordation fees and similar charges relating to the sale or transfer of the Assets hereunder.

12.2 Transaction Costs. Each party shall be responsible for its own costs and expenses incurred in connection with the preparation, negotiation and delivery of this Agreement and the Transaction Documents, including but not limited to attorneys' and accountants' fees and expenses and brokerage fees.

12.3 Apportionments. Any and all real property taxes, personal property taxes, assessments, lease rentals, fuel, and other charges applicable to the Assets will be pro-rated to the Closing Date, and such taxes and other charges shall be allocated between the parties by adjustment at the Closing, or as soon thereafter as the parties may agree. All such taxes shall be allocated on the basis of the fiscal year of the tax jurisdiction in question.

13.  Survival and Indemnification

13.1 Survival. All representations and warranties of Seller, Parent, Buyer and DMI contained in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of 12 months after the Closing, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto; provided, however, that the representations and warranties in Section 5.7 (Taxes) and Section 5.17 (Employee Plans) shall survive until the expiration of the relevant statute of limitations period plus 30 days. The covenants and agreements of Seller, Parent, Buyer and DMI contained in this Agreement or in the Transaction Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

13.2 Indemnification by Seller and Parent. From and after the Closing Date, Seller and Parent shall on a joint and several basis indemnify and hold Buyer, DMI and their respective Affiliates harmless from and against, and shall reimburse Buyer, DMI and their respective Affiliates for, any and all Losses arising out of or in connection with:

(a) any inaccuracy in any representation or warranty made by Seller or Parent in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

(b) any failure by Seller or Parent to perform or comply with any covenant or agreement in this Agreement or in the Transaction Documents;

(c) any claim by any Person for brokerage or finder's fees or commissions; or similar payments based upon any agreement or understanding alleged to have been made by such Person directly or indirectly with Seller or Parent or any of their respective officers, directors or employees in connection with any of the transactions contemplated by this Agreement or the Transaction Documents;

(d) the conduct of the Business, the ownership or operation of the Assets or the sale of products or services of the Business on or prior to the Closing Date, including, but not limited to, any Losses arising out of or in connection with any Claims and Judgments relating to the Business or the Assets which are pending or entered on or prior to the Closing Date or as to which Seller or Parent has received notice on or prior to the Closing Date;

(e) any failure to comply with any applicable bulk sales laws in connection with the transactions contemplated by this Agreement or the Transaction Documents; or

(f) any Claim made against Buyer to the extent such Claim relates to any business or assets of Seller, Parent or their respective Affiliates not acquired by Buyer hereunder, or any obligations or liabilities of Seller, Parent or their respective Affiliates not assumed by Buyer hereunder.

13.3 Indemnification by Buyer and DMI. From and after the Closing Date, Buyer and DMI shall on a joint and several basis indemnify and hold harmless Seller, Parent and their respective Affiliates from and against, and shall reimburse Seller, Parent and their respective Affiliates for, any and all Losses arising out of or in connection with:

(a) any inaccuracy in any representation or warranty made by Buyer or DMI in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

(b) any failure by Buyer or DMI to perform or comply with any covenant or agreement in this Agreement or the Transaction Documents;

(c) any Claim by any Person for brokerage or finders' fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such

 Person directly or indirectly with Buyer or DMI or any of their respective officers, directors or employees in connection with any of the transactions contemplated by the Agreement or the Transaction Documents; or

(d) the conduct of the Business, the ownership or operation of the Assets or the sale of products or services of the Business after the Closing Date.

13.4 Time Limitations; Cap. (a) With respect to Claims for indemnification made under Section 13.2(a) or 13.3(a), as the case may be (the "Misrepresentation Claims"), no indemnified party (as defined in Section 13.5 below) shall be entitled to assert any right of indemnification with respect to any Misrepresentation Claim that was not the subject of a written indemnification notice to the indemnifying party (as defined in Section 13.5 below) on or prior to the end of the applicable survival period set forth in Section 13.1 above; provided, however, that if the indemnified party or its Affiliate(s) has given written notice of any Misrepresentation Claim to the indemnifying party on or prior to the end of such survival period, then the indemnified party shall continue to have the right to be indemnified with respect to such pending Misrepresentation Claim, notwithstanding the expiration of such survival period. The liability of any party to the other party and its Affiliates for indemnification Claims under Section 13.2 or 13.3, as the case may be, other than Misrepresentation Claims, shall not be subject to any timing limitations set forth in this Section 13.4.

(b) With respect to Misrepresentation Claims, no indemnifying party shall be obligated to indemnify indemnified parties hereunder in an amount exceeding $750,000 in the aggregate for all such Claims (the "Cap").

13.5 Procedure. (a) Any party hereto or any of its Affiliates seeking indemnification hereunder (in this context, the "indemnified party") shall notify the other party (in this context, the "indemnifying party") in writing reasonably promptly after the assertion against the indemnified party of any Claim by a third party (a "Third-Party Claim") in respect of which the indemnified party intends to base a Claim for indemnification hereunder, but the failure or delay so to notify the indemnifying party shall not relieve it of any obligation or liability that it may have to the indemnified party except to the extent that the indemnifying party demonstrates that its ability to defend or resolve such Third Party Claim is materially and adversely affected thereby.

(b) (1) Subject to the provisions of Sections 13.5(d) and 13.5(g) below, the indemnifying party shall have the right, upon written notice given to the indemnified party within 30 days after receipt of the notice from the indemnified party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 13.5(b)(2) below shall govern.

(2) The indemnifying party shall select counsel reasonably acceptable to the indemnified party in connection with conducting the defense or handling of such Third Party Claim, and the indemnifying party shall defend or handle the same in consultation with the indemnified party, shall keep the indemnified party timely apprised of the status of such Third Party Claim, and shall not, without the prior written consent of the indemnified party, directly or indirectly assume any position or take any action that would impose any obligation of any kind on or restrict the actions of the indemnified party. The indemnifying party shall not, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the indemnified party for which the indemnified party is not entitled to indemnification hereunder. The indemnified party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing, in the event the indemnifying party fails to conduct the defense or handling of any Third Party Claim in good faith after having assumed such defense or handling, then the provisions of Section 13(c)(2) below shall govern.

(c) (1) If the indemnifying party does not give written notice to the indemnified party, within 30 days after receipt of the notice from the indemnified party of any Third Party Claim, of the indemnifying party's election to assume the defense or handling of such Third Party Claim, the provisions of Section 13(c)(2) below shall govern.

(2) The indemnified party may, at the indemnifying party's expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party defends or handles such Third Party Claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

(d) If the indemnified party intends to seek indemnification hereunder, other than for a Third Party Claim, then it shall notify the indemnifying party in writing within the applicable period for survival of such claim as provided in Section 13.1.

(e) The indemnification obligations of Seller and Parent under this Section 13 shall be satisfied by payment to Buyer of the indemnification amount from the Escrow. The aggregate value of the claims paid by means of the payments to Buyer pursuant to this Section 13 shall be deemed to reduce the total Aggregate Purchase Price otherwise payable pursuant to Section 3.1.

13.6 Election of Remedies. In the event that any party or any of its Affiliates alleges that it is entitled to indemnification hereunder, and that its Claim is covered under more than one provision of this Section 13, such party or Affiliate shall be entitled to elect the provision or provisions under which it may bring a claim for indemnification.

13.7 Specific Performance. The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder.

13.8 Exclusive Remedies. Except with respect to claims based on fraud, the indemnification and specific performance remedies set forth under this Section 13 shall constitute the sole and exclusive remedies of the parties with respect to any matters arising under or relating to this Agreement.

14. Termination

14.1 Termination. This Agreement may be terminated before the Closing:

(a) by mutual consent of Seller, Parent, Buyer and DMI;

(b) by Seller and Parent, on the one hand, or Buyer and DMI, on the other hand:

(1) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement or any other Transaction Document which (A) would give rise to the failure of a condition set forth in Article 9 or Article 10, as applicable, and (B) cannot be or has not been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

(2) if a court of competent jurisdiction or other Governmental Body shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any other Transaction Document, and such order, decree, ruling or other action shall have become final and non-appealable;

(3) if the Closing shall not have occurred by the 30th day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this clause (3) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

The right of any party hereto to terminate this Agreement pursuant to this Article 14 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, employees, accountants, consultants, legal counsel, agents or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the written consent of the other party.

14.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 14.1 above, (a) each party shall return or destroy all documents containing confidential information of the other party (and, upon request, certify as to the destruction thereof), and (b) no party hereto shall have any liability or further obligation to the other party hereunder, except for liabilities or obligations relating to any breach by any party of any representation, warranty, covenant or agreement set forth herein. Notwithstanding the foregoing,  in the event of a termination of this Agreement by Seller, for reasons other than a breach by Buyer, (x) Seller shall reimburse Buyer for its out-of-pocket expenses incurred with relating to the transaction, subject to a cap of $25,000 and (y) Seller shall provide Buyer with up to $70,000 in Content. For purposes of this Section 14.2, Content means new articles, created in categories of DMI’s choosing, and subject to conformance with DMI writers’ guidelines and formats and approval by DMI’s editors pursuant the procedures set forth in the Insertion Order 2 Writer’s guidelines attached as Exhibit 10.4B. Seller shall be responsible for its own expenses and those of its advisors, and no party hereto, and any of its Affiliates for any expenses relating to the transactions contemplated by this Agreement or any other Transaction Document.

15. Miscellaneous

15.1 Noncompetition and Nonsolicitation Obligations of Seller and Parent Following the Closing. (a) Seller and Parent each acknowledge that such Person is familiar with the trade secrets of the Seller and with other confidential information concerning the Seller, including all (1) inventions, technology and research and development of the Seller, (2) customers and clients and customer and client lists of the Seller, (3) products (including products under development) and services of the Seller and related costs and pricing structures and manufacturing and service delivery techniques, (4) accounting and business methods and practices of the Seller and (5) similar and related confidential information and trade secrets of the Seller. Parent further acknowledges that its services have been of special, unique and extraordinary value to the Seller, that Parent has been substantially responsible for the growth and development of the Seller and the creation and preservation of the Seller's goodwill. Seller and Parent acknowledge and agree that the Buyer would be irreparably damaged if Seller or Parent were to compete with the business of the Buyer, and that such competition by Seller or Parent would result in a significant loss of goodwill by the Buyer. Each of Seller and Parent acknowledges and agrees that the covenants and agreements set forth in this Section 15.1 were a material inducement to the Buyer to enter into this Agreement and to perform its obligations hereunder, and that the Buyer would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Seller or Parent breached the provisions of this Section 15.1. Therefore, in further consideration for the payment of the Aggregate Purchase Price as set forth in Section 3.1 and the other consideration set forth in this Agreement, and in order to protect the value of the Assets purchased by Buyer (including the goodwill inherent in the Assets as of the Closing), each of Seller and Parent agrees that:

(A) During the Restricted Period (as hereinafter defined), neither of Seller or Parent nor any of their respective controlled Affiliates shall have any affiliation (as defined below) with any corporation, partnership or other business entity, enterprise or other Person (other than the Buyer and its Subsidiaries) having any location within the United States of America which engages in the management and/or operation of any entity that engages in any business which is the same as or substantially similar to the business of the Seller as presently conducted; provided, however, that nothing contained herein shall be construed to prohibit the Seller or Parent or such Affiliates from purchasing up to an aggregate of 5% of any class of the outstanding voting securities of any other Person whose securities are listed on a national securities exchange. For purposes of this subsection (A), the term "affiliation" shall mean any direct or indirect ownership interest of 25% or more in such entity, enterprise or other Person.

(B) During the Restricted Period, none of the Seller, Parent nor any of their respective Affiliates shall (i) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Buyer or DMI or any of their respective Affiliates without the prior written consent of the Buyer or DMI; or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Business or Buyer to cease doing business with Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Business or the Buyer,; provided, however, that the foregoing restrictions shall not prohibit general employment solicitations to the public not directed at the employees of Buyer, DMI or their respective Affiliates by Seller, Parent or their respective Affiliates or hiring of any employee of Buyer, DMI or their respective Affiliates who contacts any of Seller, Parent or their respective Affiliates in response to such general solicitation; and provided further, that the foregoing restrictions shall not prohibit Seller, Parent or their respective Affiliates from calling on, soliciting or servicing their existing or potential customers, suppliers, licensees or other business relations in connection with their respective business.
(C) During the Restricted Period, none of the Buyer, DMI nor any of their respective Affiliates shall (i) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Seller or Parent or any of their respective Affiliates without the prior written consent of the Seller or Parent;; (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Seller, Parent or any of their respective Affiliates to cease doing business with any such Person or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Seller, Parent or any of their respective Affiliates; provided, however, that the foregoing restrictions shall not prohibit general employment solicitations to the public not directed at the employees of Seller, Parent or their respective Affiliates by Buyer, DMI or their respective Affiliates or hiring of any employee of Seller, Parent or their respective Affiliates who contacts any of Buyer, DMI or their respective Affiliates in response to such general solicitation; and provided further, that the foregoing restrictions shall not prohibit Buyer, DMI or their respective Affiliates from calling on, soliciting or servicing their existing customers, suppliers, licensees or other business relations.

(D) Notwithstanding anything in this Section 15.1 to the contrary, if at any time, in any judicial or arbitration proceeding, any of the restrictions stated in this Section 15.1 is found by a final order of a court of competent jurisdiction or arbitrator(s) to be unreasonable or otherwise unenforceable under circumstances then existing, the Seller and Parent agree that the period, scope or geographical area, as the case may be, shall be reduced to the extent necessary to enable the court and arbitrator(s) to enforce the restrictions to the extent such provisions are allowable under Applicable Law, giving effect to the agreement and intent of the parties that the restrictions contained herein shall be effective to the fullest extent permissible. In the event of an alleged breach or violation by Seller or Parent of any of the provisions of this Section 15.1, the Restricted Period with respect to such party will be tolled until such alleged breach or violation is resolved; provided, however, that if Seller or Parent is found to have not violated the provisions of this Section 15.1, then the Restricted Period will not be deemed to have been tolled. Each of Seller and Parent agrees that the restrictions contained in this Section 15.1 are reasonable in all respects and necessary to protect the interests of the Buyer and its Affiliates.

(E) As used herein, "Restricted Period" means the period ending on the date 3 years after the date of Closing.

15.2 Confidentiality Obligations of Seller and Parent Following the Closing. From and after the Closing, Seller and Parent shall keep confidential and not use or disclose to any party any confidential information relating to the assets, business or affairs of Buyer or the Assets or the Business. The confidentiality and non-use obligations set forth in this Section 15.2 shall not apply to any information which is available to the public through no breach of this Agreement by Seller or Parent, or is disclosed to Seller or Parent by third parties who are not under any duty of confidentiality with respect thereto, or is required to be disclosed by Seller or Parent in connection with pending litigation or investigation; provided, however, that in the event Seller or Parent becomes required in connection with pending litigation or investigation to disclose any of the confidential information relating to the assets, business or affairs of Buyer or the Assets or the Business, then Seller or Parent shall provide Buyer with reasonable notice so that Buyer may seek a court order protecting against or limiting such disclosure or any other appropriate remedy; and in the event such protective order or other remedy is not sought, or is sought but not obtained, Seller or Parent shall furnish only that portion of the information that is required and shall endeavor, at Buyer's expense, to obtain a protective order or other assurance that the portion of the information furnished by Seller or Parent will be accorded confidential treatment.

15.3 Public Announcements. Each party agrees not to make any public announcement in regard to the transactions contemplated by this Agreement and the Transaction Documents without the other party's prior consent, except as may be required be law, in which case the parties shall use reasonable efforts to coordinate with each other with respect to the timing, form and content of such required disclosures.

15.4 Severability. If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made. Without in any way limiting the generality of the foregoing, it is understood and agreed that this Section 15.4 shall apply to the provisions of Section 15.1 and that the provisions of Section 15.1, as they relate to each jurisdiction within their geographical scope, constitute separate and distinct covenants.

15.5 Modification and Waiver. This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

15.6 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or mailed by a nationally recognized express courier service, or hand-delivered, addressed as follows:

if to Buyer:	Demand Answers, Inc.
1454 Third Street Promenade
Santa Monica, CA 90401
Attention: Shawn Colo

with a copy to:	Demand Answers, Inc.
15801 NE 24th Street
Bellevue, WA 98008
Attention: Sarah E. Akhtar

if to Seller :	Answerbag, Inc.
c/o InfoSearch Media, Inc.
4086 Del Rey Avenue
Marina Del Rey, CA 90292
Attention: George Lichter

with a copy to:	Katten Muchin Rosenman
2029 Century Park East, Suite 2600
Los Angeles, CA 90067
Attention: Mark A. Conley

if to Parent:	InfoSearch Media, Inc.
4086 Del Rey Avenue
Los Angeles, CA 90067
Attention: George Lichter

with a copy to:	Katten Muchin Rosenman
2029 Century Park East, Suite 2600
Los Angeles, CA 90067
Attention: Mark A. Conley

if to DMI:

Demand Media, Inc.
1454 Third Street Promenade
Santa Monica, CA 90401
Attention: Shawn Colo

with a copy to:	Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101
Attention: Lance Bass

Each of the above parties may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

15.7 Assignment. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Buyer may, without the consent of the Seller or Parent assign all or any portion of its rights and obligations hereunder; provided, that such assignee is an Affiliate of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, Buyer may assign its rights hereunder to a lender as collateral security.

15.8 Captions. The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or be used in the interpretation thereof.

15.9 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

15.10 No Third-Party Rights. Nothing in this Agreement is intended, nor shall be construed, to confer upon any Person other than Buyer, Seller and Parent (and only to the extent expressly provided herein, their respective Affiliates) any right or remedy under or by reason of this Agreement.

15.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

15.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws to the contrary.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.

SELLER:
ANSWERBAG, INC.

By:
Title

BUYER:
DEMAND ANSWERS, INC.

By:
Title

PARENT:
INFOSEARCH MEDIA, INC.

By:
Title

DMI:
DEMAND MEDIA, INC.

By:
Title